Exhibit 5.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our report dated May 2, 2024 with respect to our audit of the consolidated financial statements of Kolibri Global Energy, Inc. as of December 31, 2023. We were dismissed as auditors on August 29, 2024 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Form F-10 for the periods after the date of our dismissal. We also consent to the reference to us under the headings “Auditors, Transfer Agent and Registrar,” in such Registration Statement.

/s/ Marcum llp

Houston, Texas

June 24, 2025